Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Form Holdings Corp.:

We consent to the use of our report dated March 16, 2015, with respect to the consolidated balance sheet of Form Holdings Corp. (formerly Vringo, Inc.) as of December 31, 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended included herein and to the reference to our firm under the heading “Experts” in the Form S-4 dated September 9, 2016.

Our report on the consolidated financial statements dated March 16, 2015 contains an explanatory paragraph that the Company has suffered recurring losses from operations and negative cash flows from operating activities and may not have sufficient cash or available sources of liquidity to support operating requirements that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
September 9, 2016